                                                                  Exhibit 3.4(b)

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                         ENCORE OPERATING LOUISIANA, LLC

                          Effective as of July 17, 2003


                                TABLE OF CONTENTS

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                                                                          Page
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
ARTICLE I DEFINITIONS...................................................    1

ARTICLE II FORMATION OF THE COMPANY.....................................    2
   2.1   Formation......................................................    2
   2.2   Name...........................................................    2
   2.3   Place of Business..............................................    2
   2.4   Registered Office and Registered Agent.........................    2
   2.5   Term...........................................................    2
   2.6   Permitted Business; Powers.....................................    2

ARTICLE III MEMBER......................................................    3
   3.1   Member.........................................................    3

ARTICLE IV CAPITAL OF THE COMPANY.......................................    3
   4.1   Capital Contributions..........................................    3
   4.2   Record of Contributions........................................    3
   4.3   Interest.......................................................    3
   4.4   Loans from the Member..........................................    3
   4.5   Loans to Company...............................................    3
   4.6   Borrowing......................................................    3
   4.7   No Further Obligation..........................................    3

ARTICLE V RIGHTS AND OBLIGATIONS OF MEMBER..............................    4
   5.1   Limitation of Member's Responsibility, Liability...............    4
   5.2   Return of Distributions........................................    4

ARTICLE VI MANAGEMENT BY MANAGERS.......................................    4
   6.1   Management.....................................................    4
   6.2   Meetings.......................................................    4
   6.3   Place of Meetings..............................................    4
   6.4   Action by Managers Without a Meeting...........................    4

ARTICLE VII OFFICERS....................................................    5
   7.1   Designation....................................................    5
   7.2   Powers and Duties..............................................    6
   7.3   Vacancies......................................................    6
   7.4   Removal........................................................    6

ARTICLE VIII INDEMNIFICATION............................................    6
   8.1   Right to Indemnification.......................................    6
   8.2   Determination of Eligibility...................................    7
   8.3   Advancement of Expenses........................................    7

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
   8.4   Indemnification of Employees and Agents........................    7
   8.5   Appearance as a Witness........................................    7
   8.6   Nonexclusivity of Rights.......................................    7
   8.7   Insurance......................................................    7
   8.8   Savings Clause.................................................    8

ARTICLE IX ACCOUNTING PERIOD, RECORDS AND REPORTS.......................    8
   9.1   Accounting Method..............................................    8
   9.2   Accounting Period..............................................    8
   9.3   Inspection.....................................................    8
   9.4   Preparation of Financial Statements............................    8

ARTICLE X TAX MATTERS...................................................    8
   10.1  Tax Returns and Elections......................................    8

ARTICLE XI DISSOLUTION AND TERMINATION..................................    8
   11.1  Dissolution....................................................    8
   11.2  Effect of Dissolution..........................................    9
   11.3  Winding Up, Liquidating and Distribution of Assets.............    9
   11.4  Certificate of Cancellation....................................    9

ARTICLE XII MISCELLANEOUS...............................................   10
   12.1  Notices........................................................   10
   12.2  Application of Delaware Law....................................   10
   12.3  Headings.......................................................   10
   12.4  Waivers........................................................   10
   12.5  Rights and Remedies Cumulative.................................   10
   12.6  Severability...................................................   10
   12.7  Heirs, Successors and Assigns..................................   10
   12.8  Beneficiaries..................................................   10

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

                       LIMITED LIABILITY COMPANY AGREEMENT

                       OF ENCORE OPERATING LOUISIANA, LLC

            This Limited Liability Company Agreement (this "Agreement") is dated as of July 17, 2003, by Encore Operating, L.P., a Texas limited partnership.

            WHEREAS, on July 17, 2003, a certificate of formation respecting Encore Operating Louisiana, LLC (the "Company") was filed with the Secretary of State of the State of Delaware; and

            WHEREAS, it is desired that the orderly management of the affairs of the Company be provided for; and

            WHEREAS, this Agreement shall be effective as of the formation of the Company;

            NOW, THEREFORE, it is agreed as follows:

                                   ARTICLE I

                                   DEFINITIONS

            The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

                  "Affiliate," with respect to a specified Person, shall mean a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. For purposes of this definition, "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

                  "Agreement" shall mean this Agreement as originally executed and as it may be amended from time to time hereafter.

                  "Capital Contribution" shall mean any contribution to the capital of the Company in cash or property by the Member whenever made.

                  "Certificate of Formation" shall mean the Certificate of Formation of the Company filed with and endorsed by the Secretary of State of the State of Delaware, as such certificate may be amended from time to time hereafter.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent superseding federal revenue laws.

                  "Delaware Act" shall mean the Delaware Limited Liability Company Act, as the same may be amended from time to time hereafter.

                  "Entity" shall mean any foreign or domestic general partnership, limited partnership, limited liability company, corporation, joint enterprise, trust, business trust, employee benefit plan, cooperative or association.

                  "Managers" shall mean the managers appointed by the Member as provided in Section 6.1.

                  "Member" shall mean Encore Operating, L.P., a Texas limited partnership.

                  "Person" shall mean any individual or Entity, and any heir, executor, administrator, legal representative, successor or assign of such "Person" where the context so admits.

                                   ARTICLE II

                            FORMATION OF THE COMPANY

            2.1 Formation. On July 17, 2003, the Certificate of Formation of the Company was filed with the Secretary of State of the State of Delaware pursuant to the Delaware Act.

            2.2 Name. The name of the Company is Encore Operating Louisiana, LLC. If the Company shall conduct business in any jurisdiction other than the State of Delaware, it shall register the Company or its trade name, as appropriate, with the appropriate authorities in such jurisdiction and take such other action as may be necessary or appropriate for the legal existence of the Company to be recognized.

            2.3 Place of Business. The Company may locate its places of business and registered office at any place or places as the Managers may from time to time deem advisable.

            2.4 Registered Office and Registered Agent. The Company's registered office shall be at the office of its registered agent at Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware, 19801, and the name of its initial registered agent at such address shall be The Corporation Trust Company.

            2.5 Term. The Company shall continue and this Agreement shall remain in effect until the earliest of (a) such time as all of the Company's assets have been sold or otherwise disposed of, or (b) such time as the Company's existence has been terminated as otherwise provided herein or in the Delaware Act.

            2.6 Permitted Business; Powers. The Company may carry on any lawful business, purpose, or activity that may lawfully be carried on by a limited liability company organized under the Delaware Act. The Company shall possess and may exercise all the powers and privileges granted by the Delaware Act or by any other law or by this Agreement, together

                                        2
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with any powers incidental thereto, including such powers and privileges as are necessary or convenient to the conduct of the business, purposes or activities of the Company.

                                  ARTICLE III

                                     MEMBER

            3.1 Member. The name and place of business of the Member is as follows:

            Encore Operating, L.P.
            777 Main Street
            Suite 1400
            Fort Worth, Texas 76102

                                   ARTICLE IV

                             CAPITAL OF THE COMPANY

            4.1 Capital Contributions. The Member shall make an initial capital contribution to the Company of $1,000. The Member may, but shall not be required to, make Capital Contributions in the future. Any contributions may be in the form of cash, securities or tangible assets at the option of the Member.

            4.2 Record of Contributions. The books and records of the Company shall include true and full information regarding the amount of cash and cash equivalents and a description and statement of the value of any other property contributed by the Member to the Company.

            4.3 Interest. No interest shall be paid by the Company on Capital Contributions.

            4.4 Loans from the Member. Loans by the Member to the Company shall not be considered Capital Contributions.

            4.5 Loans to Company. Nothing in this Agreement shall prevent the Member from making secured or unsecured loans to the Company by agreement with the Company.

            4.6 Borrowing. In the event that the Company, in order to satisfy or discharge costs, expenses or indebtedness, requires funds in excess of the funds provided by Capital Contributions and by revenues, the Managers may (but shall not be required to), at any time and from time to time, cause the Company to borrow additional funds the Managers shall deem necessary or appropriate for such purposes, in such amounts and on such terms as the Managers shall determine.

            4.7 No Further Obligation. Except for the obligation to make the Capital Contribution required to be made by Section 4.1, the Member shall not have any obligation to

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provide funds to the Company, whether by Capital Contributions, loans, return of monies received pursuant to the terms of this Agreement or otherwise.

                                    ARTICLE V

                        RIGHTS AND OBLIGATIONS OF MEMBER

            5.1 Limitation of Member's Responsibility, Liability. The Member shall not be obligated personally for any debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a member of the Company.

            5.2 Return of Distributions. The Member will be obligated to return any distribution from the Company only to the extent, and during the period, such return is required by Section 18-607 of the Delaware Act.

                                   ARTICLE VI

                             MANAGEMENT BY MANAGERS

            6.1 Management. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed by, its Managers, which shall be appointed by the Member. The Managers may exercise all such powers of the Company and do all such lawful acts and things as are not directed or required to be exercised or done by the Member by the Delaware Act, the Certificate of Formation of the Company or this Agreement. The number of Managers of the Company shall initially be two; but the number of Managers may be changed by the Member and any Manager may be removed by the Member at any time with or without cause. Managers need not be residents of the State of Delaware or Members of the Company. The Managers, in their discretion, may (i) elect a chairman of the Managers who shall preside at any meetings of the Managers and (ii) appoint one or more officers with such power and authority as the Managers may designate.

            6.2 Meetings. Meetings of the Managers, for any purpose or purposes, unless otherwise prescribed by statute, may be called by any Manager or by the President, if one has been appointed.

            6.3 Place of Meetings. The Managers may designate any place as the place of meeting. If no designation is made, the meeting shall be held at the principal offices of the Company.

            6.4 Action by Managers Without a Meeting. Unless otherwise provided in this Agreement and in accordance with the Delaware Act, with respect to any matter that is to be voted on, consented to or approved by the Managers, the Managers may take such action without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the actions so taken, shall be signed by the Managers.

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                                   ARTICLE VII

                                    OFFICERS

            7.1 Designation. If the Managers elect to appoint officers, the officers of the Company may consist of any of the following: a President, any number of Vice Presidents, a Secretary, any number of Assistant Secretaries, a Treasurer and any number of Assistant Treasurers, a Controller, and such other officers as the Managers may designate from time to time. The Managers may appoint such additional officers or assistant officers as it deems necessary or advisable. Any number of offices may be held by the same person.

                  (a) President. The President, if one is appointed, shall be the chief executive officer of the Company and shall manage the day-to-day operations of the Company. The President of the Company, subject to the direction of the Managers, shall have general supervision and control of the business, affairs and properties of the Company and its general officers. The President shall possess the power and authority to sign all contracts, certificates and other instruments of the Company which may be authorized by the Managers.

                  (b) Vice President. The several Vice Presidents, if one or more are appointed, which may include one or more persons designated as Senior Vice Presidents and one or more persons designated as Executive Vice Presidents, shall perform such duties and shall have and may exercise such other powers and authority as from time to time may be assigned to them by the Managers or the President, including the power and authority to sign contracts, certificates and other instruments authorized by the Managers.

                  (c) Secretary. The Secretary, if one is appointed, shall keep or cause to be kept, at the principal office of the Company, and have custody of, the books and records of the Company (except such books and records as are appropriate for the Treasurer to keep), including a record of all proceedings of, and action by, the Managers and the Member. The Assistant Secretaries, if any are appointed, shall perform the duties of the Secretary in the event the Secretary is unable to act.

                  (d) Treasurer. The Treasurer, if one is appointed, shall have the custody of the Company's funds and securities (or administer the holding of funds and securities held by other custodians or depositaries designated by the Managers), shall keep, or cause to be kept, accounts of receipts and disbursements in the books belonging to the Company and shall deposit, or cause to be deposited, all moneys and other valuable effects in the name and to the credit of the Company with such custodians or depositories as may be designated by the Managers. He shall disburse the funds of the Company as may be ordered by the Managers, taking proper vouchers for such disbursements. The Assistant Treasurers, if any are appointed, shall perform the duties of the Treasurer in the event the Treasurer is unable to act.

                  (e) Controller. The Controller, if one is appointed, shall be the principal accounting officer of the Company and shall maintain the accounting records of the Company (except to the extent maintained by the treasurer) and administer the preparation of the Company's financial statements.

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            7.2   Powers and Duties. The officers of the Company shall have such authority and duties as generally pertain to their offices, except as modified herein or by the Managers. In addition to the duties, powers and authority enumerated above, each officer shall have and may exercise such additional duties, powers and authority as may from time to time be assigned or conferred by the Managers.

            7.3 Vacancies. Whenever any vacancies shall occur in any office by death, resignation or otherwise, a new officer may be appointed by the Managers, and the new officer shall hold office until such officer's successor is appointed or until his earlier death, resignation or removal.

            7.4 Removal. Any officer may be removed at any time, with or without cause, by the Managers but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Appointment as an officer shall not of itself create contract rights.

                                  ARTICLE VIII

                                 INDEMNIFICATION

            8.1 Right to Indemnification. Subject to the limitations and conditions provided in this Article VIII, each Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, or any appeal in such a proceeding or any inquiry or investigation that could lead to such a proceeding (any such proceeding, appeal, inquiry or investigation being hereinafter called a "Proceeding"), by reason of the fact that such Person (a) is or was the Member or a Manager or is or was serving as an officer of the Company or (b) while the Member or a Manager or a Person serving as an officer of the Company is or was serving at the written request of the Company as a manager, member, director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar official or functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, shall be indemnified by the Company to the fullest extent that would be permitted by the General Corporation Law of the State of Delaware (the "DGCL") as the same exists or may hereafter be amended (but in the case of any such amendment, only to the extent that such amendment provides broader indemnification rights than were provided by the DGCL prior to such amendment) if the Company were a corporation organized under the DGCL and the Member or Manager were a director of such a corporation and each such officer were an officer of such a corporation, against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including, without limitation, attorneys' fees) actually incurred by such Person in connection with such Proceeding, and indemnification under this Article VIII shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder with respect to actions or omissions prior to such cessation and shall inure to the benefit of the heirs, executors and administrators of such Person. The rights granted pursuant to this Article VIII shall be deemed contract rights, and no amendment, modification or repeal of this Article VIII shall have the effect of limiting or denying any such rights with respect to actions or omissions or Proceedings arising prior to any

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such amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Article VIII could involve indemnification for negligence or liabilities under theories of strict liability. Notwithstanding any other provision of this Article VIII, no Person shall be entitled to indemnification or advancement of expenses under this Article VIII with respect to any Proceeding (or any claim in any Proceeding) initiated or made by such Person without the express prior approval of the Managers. Notwithstanding any other provision of this Article VIII, and in addition to the other limitations on indemnification under the DGCL incorporated herein as aforesaid, no Person shall be entitled to indemnification under this Article VIII against judgments, penalties, fines, settlements and expenses to the extent they result from actions or omissions involving gross negligence or willful misconduct on the part of such Person.

            8.2 Determination of Eligibility. To the extent the DGCL requires a determination as to whether a standard of conduct expressed in Section 145 thereof has been met by a Person or any other determination bearing on whether a Person is entitled to indemnification, such determination shall be made by the Managers.

            8.3 Advancement of Expenses. A Person who is or was a Member, Manager or officer of the Company who may be entitled to indemnification under this Article VIII shall have the right to be paid or reimbursed by the Company the reasonable expenses (including attorneys' fees) incurred by such Person in defending a Proceeding in respect of which such indemnity is sought in advance of the final disposition of the Proceeding, upon written request to the Company with a written undertaking, by or on behalf of such Person, to repay the amount so paid or reimbursed if it shall ultimately be determined that such Person is not entitled to be indemnified under this Article VIII .

            8.4 Indemnification of Employees and Agents. The Company, by action of the Managers, may indemnify and advance expenses to an employee or agent of the Company who is not an officer of the Company to the same or lesser extent (subject to the same or more restrictive conditions) as it may indemnify and advance expenses to the Member, any Manager or any Person serving as an officer under this Article VIII.

            8.5 Appearance as a Witness. Notwithstanding any other provision of this Article VIII, the Company may pay or reimburse expenses incurred by the Member, any Manager or any officer in connection with such Member's, Manager's or officer's appearance as a witness or other participation in a Proceeding at a time when such Member, Manager or officer is not a named defendant or respondent in the Proceeding.

            8.6 Nonexclusivity of Rights. The right to indemnification and advancement and payment of expenses conferred in this Article VIII shall not be exclusive of any other right which the Member, Manager or other Person indemnified pursuant to Section 8.1 may have or hereafter acquire under any law (common or statutory), provision of the Certificate of Formation or this Agreement, agreement, action of the Member or Managers or otherwise.

            8.7 Insurance. The Company may purchase and maintain insurance, at its expense, to protect itself and any Person who is the Member or a Manager or was serving as an officer, employee or agent of the Company, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under this Article VIII.

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

            8.8 Savings Clause. If this Article VIII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless the Member, any Manager or any other Person indemnified pursuant to this Article VIII as to costs, charges and expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article VIII that shall not have been invalidated and to the fullest extent permitted by applicable law.

                                   ARTICLE IX

                     ACCOUNTING PERIOD, RECORDS AND REPORTS

            9.1 Accounting Method. The books and records of account of the Company shall be maintained in accordance with any permissible method of accounting as determined by the Managers or the appropriate officers.

            9.2 Accounting Period. The Company's accounting period shall be the calendar year.

            9.3 Inspection. The books and records of the Company shall be maintained at the principal place of business of the Company and shall be open to inspection by the Member at all reasonable times during any business day.

            9.4 Preparation of Financial Statements. The appropriate officers shall cause to be prepared from the books of the Company and delivered to the Member and the Managers such financial statements and reports as the Member shall from time to time request.

                                    ARTICLE X

                                   TAX MATTERS

            10.1 Tax Returns and Elections. The appropriate officers or the Managers shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business and shall make such elections on behalf of the Company under applicable tax laws as the Managers or the appropriate officers shall determine. Copies of such returns, or pertinent information therefrom, shall be furnished to the Member promptly after filing.

                                   ARTICLE XI

                           DISSOLUTION AND TERMINATION

            11.1 Dissolution. The Company shall dissolve if the Member or the Managers so determine in writing or as otherwise provided under the Delaware Act.

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

            11.2 Effect of Dissolution. Upon dissolution of the Company, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but its separate existence shall continue until a Certificate of Cancellation has been issued by the Secretary of State or until a decree dissolving the Company has been entered by a court of competent jurisdiction.

            11.3  Winding Up, Liquidating and Distribution of Assets.

                  (a) Upon dissolution, an accounting shall be made of the accounts of the Company and of the Company's assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution. The Managers shall immediately proceed to wind up the affairs of the Company.

                  (b) If the Company is dissolved and its affairs are to be wound up, the Managers shall (1) sell or otherwise liquidate all of the Company's assets as promptly as practicable (except to the extent the Managers determine to distribute any assets in kind to the Member), (2) allocate any income or loss resulting from such sales to the Member in accordance with this Agreement, (3) discharge all liabilities to creditors in the order of priority as provided by law, (4) establish such reserves as the Managers may reasonably determine to be necessary to provide for contingent liabilities of the Company,
(5) discharge any liabilities of the Company to the Member other than on account of its interest in Company capital or profits, including all costs relating to the dissolution, winding up and liquidation and distribution of assets and (6) distribute the remaining assets to the Member, either in cash or in kind. If any assets of the Company are to be distributed in kind, the net fair market value of such assets as of the date of dissolution shall be determined by the Managers or by independent appraisal.

                  (c) Notwithstanding anything to the contrary in this Agreement, upon a liquidation of the Company the Member shall not have any obligation to make any contribution to the capital of the Company other than any Capital Contributions the Member agreed to make in accordance with this Agreement.

                  (d) Upon completion of the winding up, liquidation and distribution of the assets, the Company shall be deemed terminated.

                  (e) The Managers shall comply with any applicable requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

            11.4 Certificate of Cancellation. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Member, a Certificate of Cancellation shall be executed, and verified by the person signing the Certificate of Cancellation and filed with the Delaware Secretary of State, which Certificate shall set forth the information required by the Delaware Act.

                                  ARTICLE XII

                                  MISCELLANEOUS

            12.1 Notices. Any notice, demand or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party against receipt or to an officer of the party to whom the same is directed against receipt or if sent by registered or certified mail, postage and charges prepaid, addressed to the Member's and/or Company's address, as appropriate, which is set forth in this Agreement. If mailed, any such notice shall be deemed to be delivered two calendar days after being deposited in the United States mail with postage thereon prepaid, addressed and sent as aforesaid.

            12.2 Application of Delaware Law. This Agreement shall be governed by the law of the State of Delaware applicable to agreements as if made and to be performed wholly within such state (without giving effect to any principles of conflicts of laws that would refer the same to the laws of another jurisdiction), and specifically the Delaware Act.

            12.3 Headings. The headings of the provisions of this Agreement are inserted for convenience of reference and are not intended to describe, interpret, define or limit the scope or intent of this Agreement or any provision hereof.

            12.4 Waivers. No waiver of any right under this Agreement shall be effective unless evidenced in writing and executed by the Person entitled to the benefits thereof. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent another act or omission, which would have originally constituted a violation, from having the effect of an original violation.

            12.5 Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other rights or remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

            12.6 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

            12.7 Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

            12.8 Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Person other than the Company and the Member.

            The undersigned, being the sole Member of the Company, hereby certifies that the foregoing Agreement is the Limited Liability Company Agreement of the Company, that such Agreement has been duly adopted and is binding on the Company and its Member, and that such Member agrees to be bound by the terms of the foregoing Agreement.

            EXECUTED to be effective as of the date first above written.

                                     MEMBER:

                                     ENCORE OPERATING, L.P.
                                     a Texas limited partnership

                                     By: EAP Operating, Inc.

                                         By: /s/ MORRIS B. SMITH
                                             -----------------------------------
                                         Name:
                                         Title:


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